As filed with the Securities and Exchange Commission on June 2, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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Infinity Property and Casualty Corporation
(Exact Name of Registrant as Specified in Its Charter)

Ohio	03-0483872
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3700 Colonnade Parkway
Birmingham, Alabama   35243
(205) 870-4000
(Address of Registrant’s Principal Executive Offices)

_________________

INFINITY PROPERTY AND CASUALTY CORPORATION
NON-EMPLOYEE DIRECTORS' STOCK OWNERSHIP PLAN

_________________

Samuel J. Simon, Esq.
Executive Vice President, General Counsel & Secretary
Infinity Property and Casualty Corporation
3700 Colonnade Parkway
Birmingham, Alabama 35243
(205) 870-4000
(Name, Address and Telephone Number, Including Area Code,
of Agent for Service of Process)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock	200,000 shares	$31.895	$6,379,000	$751

(1)	This Registration Statement is filed for up to 200,000 shares of common stock of Infinity Property and Casualty Corporation (the “Registrant”) issuable to non-employee directors of the Registrant pursuant to the Non-Employee Directors’ Stock Ownership Plan.
(2)	Estimated solely for purposes of calculating registration fee.
(3)	Registration fee has been calculated pursuant to Rule 457(h).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

        The following document filed by Infinity Property and Casualty Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

1.	Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

3.	Current Reports on Form 8-K dated January 7, 2005, February 11, 2005 and May 10, 2005.

4.	The description of the Registrant’s common stock contained in the Form 8-A filed with the Commission on January 30, 2003.

        All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities

      Not required.

Item 5.    Interests of Named Experts and Counsel

        The legality of the securities offered hereby will be passed upon for the Registrant by Keating Muething & Klekamp PLL, 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

Item 6.    Indemnification of Directors and Officers

        Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed by the court. The right to indemnification is mandatory in the case of a director or officer who is successful on the merits or otherwise in defense of any action, suit or proceeding or any claim, issue or matter therein. Permissive indemnification is to be made by a court of competent jurisdiction, the majority vote of a quorum of disinterested directors, the written opinion of independent counsel or by the shareholders.

        The Registrant’s Regulations provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law.

Item 7.    Exemption from Registration Claimed

      Not applicable.

Item 8.    Exhibits

5	Opinion of Keating Muething & Klekamp PLL

10	Infinity Property and Casualty Corporation Non-Employee Directors’ Stock Ownership Plan (incorporated by reference from Appendix A to the Registrant’s proxy statement for its 2005 Annual Meeting of Shareholders)

23.1	Consent of Keating Muething & Klekamp PLL (contained on Exhibit 5).

23.2	Consent of Ernst & Young LLP

24	Power of Attorney (contained on the signature page).

Item 9.    Undertakings

        9.1     The Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

1.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

3.	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        9.2     The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.3     The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        9.4     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        9.5     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Birmingham, Alabama, on June 1, 2005.

INFINITY PROPERTY AND CASUALTY CORPORATION BY: /s/Samuel J. Simon —————————————— Samuel J. Simon Executive Vice President, General Counsel & Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person below whose signature is preceded by an (*) hereby constitutes and appoints Roger Smith and Samuel J. Simon, or any of them, his true and lawful attorney and agent, to sign all amendments to this Registration Statement as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933.

Signature	Capacity	Date
*/s/James R. Gober ----------------------------- James R. Gober	Chairman of the Board Chief Executive Officer, President and Director (principal executive officer)	June 1, 2005

*/s/Roger Smith ------------------------------ Roger Smith	Executive Vice President, Chief Financial Officer Treasurer and Director (principal financial officer and principal accounting officer)	June 1, 2005

* ----------------------------- Jorge G. Castro	Director	June 1, 2005

*/s/Gregory G. Joseph ----------------------------- Gregory G. Joseph	Director	June 1, 2005

* ----------------------------- Harold E. Layman	Director	June 1, 2005

*/s/Samuel J. Simon ----------------------------- Samuel J. Simon	Executive Vice President, General Counsel, Secretary & Director	June 1, 2005

*/s/Gregory C. Thomas ----------------------------- Gregory C. Thomas	Director	June 1, 2005

* ----------------------------- Samuel J. Weinhoff	Director	June 1, 2005